Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-251290) and related Prospectus of Mesa Air Group, Inc., for the registration of 4,899,497 shares of its common stock and warrants to purchase common stock and to the incorporation by reference therein of our report dated December 14, 2020, with respect to the consolidated financial statements of Mesa Air Group, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

January 25, 2021